EXHIBIT 99.5

             FORM OF LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS,
                       TRUST COMPANIES AND OTHER NOMINEES


        Offer To Exchange up to o Units of Limited Partnership Interest
                                       of
                        ALLIANCE CAPITAL MANAGEMENT L.P.
For Units of Limited Partnership Interest of Alliance Capital Management L.P. II
            Pursuant to the Exchange Offer Prospectus Dated o, 1999

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      THE EXCHANGE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT
    5:00 P.M., NEW YORK CITY TIME, ON o, 1999, UNLESS THE OFFER IS EXTENDED
     (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE "EXPIRATION DATE").
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                                                                         o, 1999

To Brokers, Dealers, Commercial
     Banks, Trust Companies and
     Other Nominees:

     We have been appointed by Alliance Capital Management L.P., a Delaware limited partnership ("Alliance Holding"), to act as Information Agent in connection with Alliance Holding's offer to exchange up to o units, each unit representing an assignment of a beneficial interest in a corresponding limited partnership interest in Alliance Holding (each, an "Alliance Holding Unit"), for units representing limited partnership interests in Alliance Capital Management L.P. II (each, an "Alliance Capital Unit") upon the terms and subject to the conditions set forth in Alliance Holding's Exchange Offer Prospectus dated o, 1999 and the related Letter of Transmittal (which together constitute the "Exchange Offer"). To preserve Alliance Holding's listing on the New York Stock Exchange, Alliance Holding will not accept Alliance Holding Units tendered that, if exchanged, would cause Alliance Holding Units to be held by fewer than 1,200 public unitholders. Further, in order to maintain an adequate public float in the trading market for Alliance Holding Units, Alliance Holding will not accept Alliance Holding Units tendered that, if exchanged, would cause fewer than 40 million units to be held by public unitholders immediately following the exchange. "Public unitholders" excludes The Equitable Life Assurance Society of the United States, its affiliates, other holders of more than 2% of the currently outstanding Alliance Holding units and Alliance Holding's executive management. In the event excess units are tendered, Alliance Holding will reject a corresponding number of units on a pro rata basis among all tendering unitholders.

     For your information and for forwarding to your clients for whom you hold Alliance Holding Units registered in your name or in the name of your nominee, we are enclosing the following documents:

       1.  Exchange Offer Prospectus dated o, 1999;

       2. Letter of Transmittal for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding;


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       3. Notice of Guaranteed Delivery to be used to accept the Exchange Offer if the Alliance Holding Units and all other required documents cannot be delivered to the Depositary by the Expiration Date;

       4. A form of letter that may be sent to your clients for whose accounts you hold Alliance Holding Units registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer; and

       5. Return envelope addressed to First Chicago Trust Company of New York, the Depositary, for your use only.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

     Alliance Holding will not pay any fees or commissions to any broker or dealer or other person (other than of the Exchange Agent as described in the Exchange Offer Prospectus) for soliciting tenders of Alliance Holding Units pursuant to the Exchange Offer. Alliance Holding will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Alliance Holding will pay all transfer taxes applicable to its exchange of Alliance Holding Units for Alliance Capital Units pursuant to the Exchange Offer, subject to Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Exchange Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, us at the address or telephone numbers set forth below.

                            Georgeson & Company Inc.
                               Wall Street Plaza
                            New York, New York 10005
                 Banks and Brokers call collect (212) 440-9800
                         Call Toll Free: 1-800-223-2064


                                                    Very truly yours,
                                                    Georgeson & Company Inc.


     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF ALLIANCE HOLDING, GEORGESON & COMPANY INC. OR FIRST CHICAGO TRUST COMPANY OF NEW YORK, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.



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